Exhibit 23.4

                       Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus Supplement of Health and Retirement Properties Trust and to the incorporation by reference therein of our report dated September 12, 1997, with respect to the Historical Summary of Gross Income and Direct Operating Expenses of two medical office buildings and two parking structures owned by Wright-Carlyle Partners for the year ended December 31, 1996 included in Health and Retirement Properties Trust's Current Report on Form 8-K dated October 1, 1997, as amended, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Boston, Massachusetts
February 12, 1998